UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 8, 2006
STRATAGENE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50786	33-0683641
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

11011 North Torrey Pines Road, La Jolla, California	92037
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 373-6300

(Former Name or Former Address, if Changed Since Last Report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURES

     This Current Report on Form 8-K is filed by Stratagene Corporation, a Delaware corporation (the “Company”), in connection with the matters described herein.
Item 8.01. Other Events.
     On June 8, 2006, Dr. Joseph A. Sorge, Chairman and Chief Executive Officer of Stratagene Corporation (the “Company”), established a stock trading plan in accordance with the guidelines of Rule 10b5-1 of the Securities and Exchange Act of 1934. SEC Rule 10b5-1 allows executive officers, directors and other insiders to individually adopt pre-arranged, structured stock trading plans when they are not in possession of material non-public information. Once these plans are adopted, the officers and directors have no discretion over the timing, price or terms of any sales made pursuant to such plans. The transactions under the plan announced today will be disclosed publicly through Form 4 filings and will be subject to the restrictions and filing requirements mandated by Rule 144 of the U.S. Securities Act of 1933.
     Under Dr. Sorge’s10b5-1 plan, which became effective June 8, 2006, Dr. Sorge may sell shares of the Company’s common stock at prevailing market prices (but not below a predetermined minimum price of $9.00 per share and subject to other restrictions). The total number of shares subject to Dr. Sorge’s plan is 876,000. These sales are expected to take place periodically on a monthly basis through June 2007. Currently, Dr. Sorge beneficially owns 13,305,840 shares of the Company’s Common Stock or approximately 59% of the Company’s outstanding Common Stock.
     This trading plan is not meant to reflect a lack of confidence in the Company or its future by Dr. Sorge, but is designed to allow him to diversify and monetize a portion of his equity position in a systematic, nondiscretionary manner with the goal of minimal market impact and compliance with regulations adopted by the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2006	STRATAGENE CORPORATION

	By: Name:	/s/ STEVE MARTIN Steve Martin
	Title:	Vice President and
Chief Financial Officer